EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cybex International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-34309, 333-118475 and 333-114028) on Form S-3 and (Nos. 333-79899, 333-29045, 33-59947, 333-97379, 333-97377 and 333-125434) on Form S-8 of Cybex International, Inc. of our report dated March 31, 2011, with respect to the consolidated balance sheets of Cybex International, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, which report appears in the December 31, 2010 annual report on Form 10-K of Cybex International, Inc.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

March 31, 2011